For more information contact:

Investor Relations
Suzanne DuLong
(206) 272-7049
s.dulong@f5.com

Public Relations
Nathan Misner
(206) 272-7494
n.misner@f5.com
F5 Appoints Elizabeth Buse to Board of Directors

SEATTLE, SEPTEMBER 24, 2020 - F5 Networks (NASDAQ: FFIV) today announced the appointment of Elizabeth Buse, former CEO of Monitise PLC, a global mobile banking and payments company, to its Board of Directors. Ms. Buse, 59, joins F5’s Board, effective today, and brings broad financial services industry expertise and public company board experience.
With Ms. Buse’s appointment, F5’s Board expands to 12 members, 10 of whom are independent.
“Elizabeth’s experience as a CEO of a global financial services technology company and her understanding of both the internal and consumer-facing application challenges faced by companies of that scale will be immensely valuable perspective for F5 and our Board,” said François Locoh-Donou, president and CEO of F5. “We are looking forward to her participation as a board member and to the insights she will bring as we continue to evolve our application security and delivery offerings to support the increasing demands our customers and their applications face daily.”
Ms. Buse served as Co-Chief Executive Officer and Chief Executive Officer of Monitise PLC during 2014 and 2015, after retiring from Visa, Inc., a leading global payments technology company, as Executive Vice President of Global Services, a position she held from 2013 to 2014. Ms. Buse held various senior leadership positions at Visa during her 16-year tenure, including Group President for Asia-Pacific, Central Europe, Middle East, and Africa.
In addition, Buse has served on the board of U.S. Bancorp since 2018. She previously served as a director for Monitise PLC and for Travelport Worldwide Ltd. Ms. Buse holds an MBA from Hass School of Business at the University of California, Berkeley, a Del Amo Fellow in Spanish Linguistics from Universidad Complutense de Madrid, and graduated magna cum laude with a BA from the University of California, Los Angeles.
About F5
F5 (NASDAQ: FFIV) powers applications from development through their entire lifecycle, across any multi-cloud environment, so our customers—enterprise businesses, service providers, governments, and consumer brands—can deliver differentiated, high-performing, and secure digital experiences. For more information, go to f5.com. You can also follow @f5networks on Twitter or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies.
F5 is a trademark and service mark of F5 Networks, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.

SOURCE: F5 Networks